Exhibit 5.1

Stradling Yocca Carlson & Rauth

A Professional Corporation

Attorneys at Law

660 Newport Center Drive, Suite 1600

Newport Beach, California 92660-6441

Telephone (949) 725-4000

Facsimile (949) 725-4100

July 5, 2005

Micro Therapeutics, Inc.

2 Goodyear

Irvine, California 92618

Re:	Registration Statement on Form S-8 (1996 Stock Incentive Plan and Employee Stock Purchase Plan)

Ladies and Gentlemen:

At your request, we have examined the form of Registration Statement on Form S-8 (the “Registration Statement”) being filed by Micro Therapeutics, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 1,000,000 shares of the Company’s common stock, $.001 par value (“Common Stock”), issuable under the Company’s 1996 Stock Incentive Plan (the “1996 Plan”) and 100,000 shares of the Company’s Common Stock issuable under the Company’s Employee Stock Purchase Plan (the “ESPP”).

We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the securities referred to above.

Based on the foregoing, it is our opinion that the 1,100,000 shares of Common Stock, when issued under the 1996 Plan and ESPP and against full payment therefor in accordance with the respective terms and conditions of the 1996 Plan and ESPP, as the case may be, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ STRADLING YOCCA CARLSON & RAUTH

STRADLING YOCCA CARLSON & RAUTH